Exhibit 99.1

Sound Financial Bancorp, Inc. Reports Third Quarter Net Income of $1.1 million or $0.44 per share
Board Declares dividend of $.06 per share

Seattle, Wash., October 28, 2015 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.1 million for the quarter ended September 30, 2015, or diluted earnings per share of $0.44, as compared to net income of $1.2 million, or diluted earnings per share of $0.48, for the quarter ended June 30, 2015 and $1.2 million, or diluted earnings per share of $0.47, for the quarter ended September 30, 2014. For the nine months ended September 30, 2015 net income was $3.6 million, and diluted earnings per share was $1.38 compared to net income of $3.4 million and diluted earnings per share of $1.32 for the comparable period in 2014.

“We are pleased to report another million dollar earnings quarter,” said President and CEO Laurie Stewart. “Strong residential loan sales contributed significantly to the third quarter performance.   Our ability to originate and sell residential loans allows us to provide the dream of home ownership to many more families while retaining a modest amount of these loans consistent with our investment and asset/liabilities objectives.”

In addition, the Company announced today that the Board of Directors has declared a cash dividend on Sound Financial Bancorp common stock of $0.06 per share, payable on November 24, 2015 to stockholders of record as of the close of business on November 10, 2015.

Highlights for the quarter include:

●	Total assets decreased 0.3% to $502.0 million at September 30,2015, from $503.4 million at June 30, 2015 and increased 4.9% from $478.7 million at September 30,2014;
●	Net loans increased $1.2 million to $431.1 million at September 30,2015, from $430.0 million at June 30, 2015 and increased 4.4% from $413.1 million at September 30, 2014;
●	Deposits increased 0.2% to $419.6 million at September 30, 2015, from $418.6 million at June 30, 2015 and increased 4.1% from $403.2 million at September 30, 2014;
●	The gain on the sale of loans was $360,000 for the three months ended September 30, 2015 compared to $390,000 for the three months ended June 30, 2015; Year to date gain on the sale of loans at September 30, 2015 was $1.1 million compared to $371,000 for the same period in 2014; and
●	The mortgage servicing asset decreased in value by $45,000 or 1.4%, to $3.2million at September 30,2015 from $3.3 million at June 30, 2015 and increased in value by $111,000, or 3.6%, from $3.1 million at September 30, 2014;

The Bank’s capital ratios exceeded regulatory requirements for a well-capitalized financial institution at September 30, 2015.

Operating Results

Net interest income increased $161,000, or 3.4%, to $4.9 million for the quarter ended September 30, 2015, compared to $4.7 million for the quarter ended June 30, 2015 and increased $108,000, or 2.3%, from $4.8 million for the quarter ended September 30, 2014.  The increase from the prior quarter was primarily a result of higher average loan balances. The increase from the comparable period a year ago was primarily a result of higher average loan balances partially offset by higher average balances of interest-bearing deposits.

The total cost of deposits remained relatively unchanged at $662,000 during the quarter ended September 30, 2015, compared to $661,000 during the quarter ended June 30, 2015 and increased $82,000 or 14.1%, from $580,000 compared to the quarter ended September 30, 2014.  The increase in the cost of our deposits was the primarily the result of amortization of the deposit premium resulting from deposits acquired from another financial institution in the third quarter of 2014. The total cost of borrowings increased $4,000 or, 21.1%, to $23,000  during the quarter ended September 30, 2015 from $19,000 during the quarter ended June 30, 2015 and decreased $9,000 or 28.1%, from $32,000 for the quarter ended September 30, 2014.

The net interest margin was 4.12% for the quarter ended September 30, 2015, compared to 4.11% for the quarter ended June 30, 2015 and 4.43% for the quarter ended September 30, 2014.  The year over year decline is primarily a result of declining loan yields and a change in the mix of interest earning assets primarily due to a higher level of cash balances earning nominal interest during 2015.

The provision for loan losses in the quarter ended September 30, 2015 was $100,000, compared to $200,000 for the quarter ended June 30, 2015 and $200,000 for the quarter ended September 30, 2014.  The decrease from the comparable period a year ago was primarily due to a decrease in loan charge-offs and a decline in non-performing loans partially offset by higher average loan balances.

Noninterest income decreased $440,000, or 25.8%, to $1.3 million for the quarter ended September 30, 2015, compared to $1.7 million for the quarter ended June 30, 2015.  Noninterest income decreased $165,000, or 11.5%, from $1.4 million for the quarter ended September 30, 2014.  The decline from the linked quarter was primarily a result of a decrease in the fair value adjustment on mortgage servicing rights and, in gains on sale of loans held for sale. The decrease from the third quarter of 2014 was primarily a result of a decline in service charges and fee income, as well as a lower fair value adjustment on mortgage servicing rights, partially offset by an increase in the gains on sale of loans held for sale during the current quarter.

Noninterest expense decreased $36,000, or 0.8%, to $4.4 million for the quarter ended September 30, 2015, compared to $4.4 million for the quarter ended June 30, 2015.  The decrease was primarily a result of a decline in data processing expenses and other noninterest expense, primarily regulatory and occupancy expenses.  Noninterest expense increased $170,000, or 4.1%, from $4.2 million for the quarter ended September 30, 2014 primarily from higher salaries and benefits due to an increase in full time equivalent employees and increased occupancy and regulatory expenses.

The efficiency ratio for the quarter ended September 30, 2015 was 69.32%, compared to 68.21% for the quarter ended June 30, 2015 and 67.09% for the quarter ended September 30, 2014.  The increase in the efficiency ratio compared to the prior quarter was primarily due to lower noninterest income.  The increase in the efficiency ratio compared to the year ago quarter was primarily due to lower noninterest and income higher noninterest expense, offset by higher net interest income.

Balance Sheet Review, Capital Management and Credit Quality

The Company's total assets as of September 30, 2015 were $502.0 million, compared to $503.4 million at June 30, 2015 and $478.7 million as of September 30, 2014.  The decrease in assets from the prior quarter was primarily a result of a decline in loans held for sale and securities available for sale, partially offset by higher cash and net loan balances.  The increase in assets as of September 30, 2015 was primarily a result of higher net loan and cash balances which increased $18.0 million and $14.5 million, respectively, partially offset by the decline in loans held for sale, from the comparable quarter a year ago.

Securities available-for-sale totaled $7.1 million at September 30, 2015, compared to $7.9 million at June 30, 2015 and $12.9 million at September 30, 2014.  This decrease was a result of normal principal pay downs and the sale of $2.1 million of non-agency mortgage-backed securities in the quarter ended March 31, 2015.  At September 30, 2015, the securities available-for-sale portfolio was comprised of $4.6 million of agency mortgage-backed securities (all issued by U.S. Government-sponsored entities), $2.1 million in municipal bonds and $470,000 in private-label mortgage-backed securities.

Gross loans totaled $435.8 million at September 30, 2015, compared to $434.6 million at June 30, 2015 and $417.4 million at September 30, 2014.  The increase in the quarter ended September 30, 2015 was a result of an increase in loans funded and lower repayments as compared to the quarter ended June 30, 2015.  Year over year, net loans increased primarily due to a 61.4% increase in other consumer loans, primarily loans secured by floating homes.  At September 30, 2015, commercial and multifamily real estate loans accounted for 38.1% of the gross loan portfolio and residential real estate loans accounted for 30.8% of the portfolio.  Home equity, manufactured, and other consumer loans accounted for 15.2% of the portfolio.  Construction and land loans accounted for 11.2% of the portfolio and commercial and industrial loans accounted for the remaining 4.7% of the portfolio.

The weighted average yield on the loan portfolio was 5.04% for the quarter ended September 30, 2015, compared to 5.01% for the quarter ended June 30, 2015 and 5.19% for the quarter ended September 30, 2014.

Nonperforming assets ("NPAs"), which includes non-accrual loans, accruing loans 90 days and more delinquent, nonperforming troubled debt restructurings (“TDRs”), other real estate owned (“OREO”) and other repossessed assets decreased to $2.2 million, or 0.44% of total assets, at September 30, 2015 compared to $2.6 million, or 0.52% of total assets at June 30, 2015 and decreased from $3.8 million, or 0.80% of total assets at September 30, 2014.  The decrease from a year ago was the result of lower delinquencies and OREO and repossessed assets.

The following table summarizes our NPAs:

Nonperforming Loans:	At September 30, 2015		At June 30, 2015		At September 30, 2014
(in $000s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
One- to four- family	$1,487	67.5%	$1,294	49.5%	$828	21.4%
Home equity loans	266	12.1	503	19.2	280	7.2
Commercial and multifamily	-	0.0	249	9.5	2,228	57.5
Construction and land	41	1.9	41	1.6	-	-
Manufactured homes	54	2.5	54	2.1	214	5.5
Other consumer	178	8.1	91	3.5	3	0.1
Total nonperforming loans	2,026	92.0	2,232	85.4	3,553	91.8
OREO and Other Repossessed Assets:
One- to four- family	144	6.5	325	12.4	189	6.0
Manufactured homes	22	1.0	57	2.2	70	2.2
Other consumer	12	0.5
Total OREO and repossessed assets	177	8.0	382	14.6	259	8.2
Total nonperforming assets	$2,203	100.0%	$2,614	100.0%	$3,812	100.0%

The following table summarizes the allowance for loan losses:

	For the Quarter Ended:
Allowance for Loan Losses (in $000s, unaudited)	September 30, 2015	June 30, 2015	September 30, 2014
Balance at beginning of period	$4,572	$4,436	$4,191
Provision for loan losses during the period	100	200	200
Net recovery (charge-offs) during the period	10	(64)	(161)
Balance at end of period	$4,682	$4,572	$4,230

Allowance for loan losses to total loans	1.07%	1.05%	1.01%
Allowance for loan losses to total nonperforming loans	357.56%	204.84%	119.05%

The increase in the allowance for loan losses at September 30, 2015, compared to the prior quarter was due to an increase in our specific reserves and unallocated reserves.  The increase in the allowance for loan losses compared to the comparable period last year was due to increased loan balances, partially offset by lower net charge-offs.  The net recovery totaled $10,000 for the quarter ended September 30, 2015, compared to net charge-offs of $64,000 for the quarter ended June 30, 2015 and $161,000 for the quarter ended September 30, 2014.

Deposits increased to $419.6 million at September 30, 2015, compared to $418.6 million at June 30, 2015 and $403.2 million at September 30, 2014.  FHLB borrowings decreased to $24.1 million at September 30, 2015, compared to $26.3 million at June 30, 2015 and $20.7 million at September 30, 2014.  Excess funds from increased deposits and net changes to loans held for sale during the quarter ended September 30, 2015 were used to pay down borrowings.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles and Port Ludlow. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains statements that are not historical or current fact and constitute forward-looking statements.  In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.

These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results for 2015 and beyond to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially, include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available on our website at www.soundcb.com and on the SEC’s website at www.sec.gov.

CONSOLIDATED BALANCE SHEET (in $000's, unaudited)	Sept. 30, 2015	June 30, 2015	Sept. 30, 2014	Sequential Quarter % Change	Year over Year % Change
ASSETS
Cash and cash equivalents	$36,669	$34,087	$22,139	7.6%	65.6%
Securities available-for-sale, at fair value	7,140	7,901	12,944	(9.6)	(44.8)
Loans held-for-sale	772	3,061	2,490	(74.8)	(69.0)
Total loans, gross	435,829	434,597	417,351	0.3	4.4
Allowance for loan losses	(4,682)	(4,572)	(4,230)	2.4	10.7
Loans, net	431,147	430,025	413,121	0.3	4.4
Accrued interest receivable	1,453	1,494	1,446	(2.7)	0.5
Bank-owned life insurance	11,661	11,576	11,321	0.7	3.0
OREO and other repossessed assets, net	177	382	259	(53.7)	(31.7)
Mortgage servicing rights, at fair value	3,226	3,271	3,115	(1.4)	3.6
FHLB stock, at cost	1,558	1,645	2,247	(5.3)	(30.7)
Premises and equipment, net	5,580	5,739	5,621	(2.8)	(0.7)
Other assets	2,638	4,266	4,002	(38.2)	(34.1)
Total assets	502,021	503,447	478,705	(0.3)	4.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Interest-bearing deposits	369,031	367,172	358,955	0.5	2.8
Noninterest-bearing deposits	50,544	51,457	44,219	(1.8)	14.3
Total deposits	419,575	418,629	403,174	0.2	4.1
Accrued interest payable and other liabilities	5,442	6,730	5,384	(19.1)	1.1
Borrowings	24,096	26,256	20,738	(8.2)	16.2
Total liabilities	449,113	451,615	429,296	(0.6)	4.6
Shareholders' Equity:
Common stock	25	25	25	-	-
Paid-in capital	23,829	23,715	23,218	0.5	2.6
Unearned shares – ESOP	(1,140)	(1,140)	(1,369)	-	(16.7)
Retained earnings	30,027	29,046	27,348	3.4	9.8
Accumulated other comprehensive gain (loss)	167	186	187	(10.2)	(10.7)
Total shareholders' equity	52,908	51,832	49,409	2.1	7.1
Total liabilities and shareholders' equity	$502,021	$503,447	$478,705	(0.3%)	4.9%

CONSOLIDATED INCOME STATEMENTS	Quarter Ended			Sequential	Year over
(in $000s, unaudited)	Sept. 30, 2015	June 30, 2015	Sept 30, 2014	Quarter % Change	Year % Change
Interest income	$5,576	$5,410	$5,395	3.1%	3.4%
Interest expense	685	680	612	0.7	11.9
Net interest income	4,891	4,730	4,783	3.4	2.3
Provision for loan losses	100	200	200	(50.0)	(50.0)
Net interest income after provision for loan losses	4,791	4,530	4,583	5.8	4.5
Noninterest income:
Service charges and fee income	641	671	805	(4.5)	(20.4)
Increase in cash surrender value of life insurance	85	84	87	1.2	(2.3)
Mortgage servicing income	202	214	202	(5.6)	0.0
Fair value adjustment on mortgage servicing rights	(22)	347	153	(106.3)	(114.4)
Gain on sale of loans	360	390	184	(7.7)	95.7
Total noninterest income	1,266	1,706	1,431	(25.8)	(11.5)
Noninterest expense:
Salaries and benefits	2,251	2,205	1,998	2.1	12.7
Operations expense	1,047	1,053	1,155	(0.6)	(9.4)
Data processing	377	454	606	(21.7)	(37.8)
Net loss(gain) on OREO and repossessed assets	96	10	(12)	860.0	(900.0)
Other noninterest expense	593	678	447	(12.5)	32.7
Total noninterest expense	4,364	4,400	4,194	(0.8)	4.1
Income before income taxes	1,693	1,836	1,820	(7.8)	(7.0)
Income tax expense	564	589	585	(4.2)	(3.6)
Net income	$1,129	$1,247	$1,235	(9.5)%	(8.6)

PER COMMON SHARE DATA	Quarter Ended			Sequential	Year over
(in 000s, except per share data, unaudited)	Sept. 30, 2015	June 30, 2015	Sept. 30, 2014	Quarter % Change	Year % Change
Basic earnings per share	$0.45	$0.50	$0.49	(10.9)%	(8.2)
Diluted earnings per share	$0.44	$0.48	$0.47	(8.3)	(6.4)
Weighted average basic shares outstanding	2,465	2,511	2,516	(1.8)	(2.0)
Weighted average diluted shares outstanding	2,552	2,602	2,609	(1.9)	(2.2)
Common shares outstanding at period-end	2,466	2,466	2,516	0.0	(2.0)
Book value per share	$21.45	$21.02	$19.64	2.0%	9.2%

KEY FINANCIAL RATIOS (in $000s, unaudited)
Return on average assets	0.89%	1.01%	1.07%	(11.8)%	(16.6)%
Return on average equity	8.58	9.56	10.09	(10.3)	(15.0)
Net interest margin	4.12	4.11	4.43	0.2	(7.0)
Efficiency ratio	69.32%	68.21%	67.09%	1.6%	3.3%

CREDIT QUALITY DATA (in $000's, unaudited)	Sept. 30, 2015	June 30, 2015	Sept. 30, 2014	Sequential Quarter % Change	Year over year % Change
Nonaccrual loans	$1,632	$1,422	$904	14.8%	80.5%
Loans 90+ days past due and still accruing	338	-	-	nm	nm
Nonperforming TDRs	56	811	2,649	(93.1)	(97.9)
Total nonperforming loans	1,704	2,233	3,553	(9.3)	(43.0)
OREO and other repossessed assets	177	382	259	(53.7)	(31.7)
Total nonperforming assets	2,203	2,615	3,812	(15.8)	(42.2)
Performing TDRs on accrual	5,416	5,981	4,660	(9.4)	16.2
Net(recoveries) charge-offs during the quarter	(10)	64	161	(115.6)	(106.2)
Provision for loan losses during the quarter	100	200	200	(50.0)	(50.0)
Allowance for loan losses	4,682	4,572	4,230	2.4	10.7
Allowance for loan losses to total loans	1.07%	1.05%	1.01%	1.9	5.9
Allowance for loan losses to total nonperforming loans	231.09%	204.75%	119.05%	74.6	200.3
Nonperforming loans to total loans	0.47%	0.51%	0.85%	(41.2)	(64.7)
Nonperforming assets to total assets	0.44%	0.52%	0.80%	(28.8)	(53.8)

OTHER PERIOD-END STATISTICS
(unaudited)
Sound Community Bank:
Loan to deposit ratio	102.63%	102.72%	102.47%	(0.1)%	0.2%
Noninterest-bearing deposits / total deposits	11.90	12.29	10.97	3.2	8.5
Leverage ratio	10.22	10.21	10.37	0.1	(1.4)
Common Equity Tier 1 risk-based capital ratio(1)	12.86	12.41	NA	3.6	NA
Tier 1 risk-based capital ratio	12.86	12.41	13.00	3.6	(1.1)
Total risk-based capital ratio	14.03%	13.54%	14.16%	3.6	(0.9)
Total risk-weighted assets	401,722	404,861	364,919	0.0%	4.8%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	505,950	492,846	460,921	2.7%	9.8%
Average total equity for the quarter	52,633	52,151	48,979	0.9%	7.5%

(1)
The Common Equity Tier 1 (CET1) ratio is a new regulatory capital ratio required beginning for the quarter ended March 31, 2015.  Under BASEL III, the regulatory capital requirements to be considered well capitalized are 5% for Leverage-based capital, 6.5% for CET1, 8% for Tier 1 risk-based capital and 10% for total risk-based capital.

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305